Exhibit 99.1
News Release

Hi-Crush Completes Buyout of General Partner and Declares Distribution of $0.225 per Unit for the Third Quarter of 2018

Houston, Texas - October 22 2018 - Hi-Crush Partners LP (NYSE: HCLP), or "Hi-Crush" or the "Partnership", today announced that it has acquired its general partner by acquiring Hi-Crush Proppants LLC for consideration of 11.0 million newly issued common units of the Partnership. Total value of the consideration for the acquisition, comprised entirely of the newly issued units, is $96.25 million based on Friday’s closing price of $8.75 per unit. Through the acquisition, which closed on October 21, 2018, Hi-Crush simplified its corporate structure, eliminating its incentive distribution rights ("IDRs") and associated reset provisions, and acquiring the non-economic general partner interest in the Partnership. Additionally, effective with the completion of the acquisition, six members of the Board of Directors have resigned, including those seats previously held by Avista Capital Partners and its appointees. The current Board of Directors consists of the three independent directors and Mr. Robert E. Rasmus, Chief Executive Officer of Hi-Crush. Mr. Rasmus was elected Chairman of the Board. The Partnership expects to elect new members to its Board of Directors, including additional independent directors, and to hold meetings for the public election of directors in the future. The terms of the agreement were unanimously approved by the Partnership’s Conflicts Committee, which is comprised solely of independent directors of Hi-Crush’s Board of Directors.

"We are excited to reach an agreement and complete the buyout of our general partner," said Mr. Rasmus. "This transaction meaningfully simplifies our corporate structure and advances our progress towards conversion from an MLP to a C-Corp sooner than alternate paths, and eliminates the need for any IDR reset. We believe this will result in immediate and long-term benefits for the Partnership as we continue the transformation of our business. These benefits include a lower cost of capital, increased appeal to a wider range of investors, improved corporate governance, enhanced financial flexibility, and ability to respond to the evolving dynamics of our business and industry, generating value for all stakeholders. Our team remains intensely focused on executing on our Mine. Move. Manage. operating strategy, which continues to position Hi-Crush as a strategic leader in the North American frac sand and proppant logistics market."

"This transaction represents a major milestone as part of a series of strategic steps we’ve taken in recent months to align Hi-Crush’s structure and service offerings for success over the long-term," said Laura C. Fulton, Chief Financial Officer of Hi-Crush. "These steps include our Senior Notes offering and new asset-backed credit facility completed this summer. The 100% equity financed buyout of our general partner provides us with additional flexibility as we continue to execute on our growth program, and accelerates our pathway to corporate conversion, likely during the first half of 2019. Using equity for the transaction and eliminating cash distributions that would have been associated with the IDR reset path’s requirement of three additional quarters of distributions above $0.7125 per unit allows us to conserve cash and strengthen the balance sheet going forward, in what today is a softer market environment. We look forward to progressing towards a more detailed assessment of a potential conversion transaction, and remain committed to mitigating or eliminating tax implications to unitholders."

Distribution Declaration

The Partnership also announced today that the Board of Directors, comprised of the current four members, has declared a quarterly cash distribution of $0.225 per unit on all common units, or $0.90 on an annualized basis, for the third quarter of 2018, compared to a previous quarterly cash distribution of $0.75 per unit. The distribution will be paid on November 14, 2018, to all common unitholders of record on November 1, 2018.

"In light of our path to corporate conversion, as well as our assessment of current and future market conditions, our current Board of Directors, following the buyout of our general partner, has elected to better align our cash payout to a level more consistent with a growth-focused C-Corp," said Mr. Rasmus. "The third quarter distribution of $0.225 per common unit reflects the Board’s ongoing commitment to capital return, as well as its desire to maintain a strong balance sheet."

Preliminary Estimate of Selected Third Quarter 2018 Financial and Operational Results

Although the Partnership’s results of operations for the third quarter of 2018 are not yet final, based on the information and data currently available, the Partnership’s sales volumes totaled 2,775,361 tons for the three months ended September 30, 2018. The Partnership estimates, on a preliminary basis, that revenues for the third quarter of 2018 will be within a range of $210.0 to $215.0 million. Net income for the third quarter of 2018 is estimated to be within a range of $25.0 to $27.0 million, and earnings before interest, taxes, depreciation and amortization adjusted for earnings from equity method investments ("Adjusted EBITDA") for the third quarter 2018, is estimated to be within a range of $49.0 to $51.0 million.

This preliminary financial information reflects management’s estimates based solely upon information available to the Partnership as of the date hereof, and is the responsibility of management. The preliminary financial results presented above do not reflect a comprehensive statement of the Partnership’s financial results.

"The market for frac sand began to soften in early August due to a temporary decrease in completions activity, as reflected by the previously announced reduction in our volume outlook for the third quarter," said Ms. Fulton. "This temporary weakness accelerated throughout September and continues through today. The decision reached on the distribution by the Board reflects these market conditions, and at the same time represents their confidence in the Partnership’s ability to generate strong cash flow in the first half of 2019 and beyond. This growth is supported by the construction and planned commencement of operations at our second Kermit facility in late December 2018, as well as the expansion of Wyeville starting up in the first quarter of 2019, both of which are backed by significant contracts with E&P customers. The coverage ratio on the third quarter distribution is approximately 1.8 times, reflecting our commitment to funding our capital return program without incurring debt, and better enabling our ongoing investment in the growth of the Partnership, particularly in our logistics capabilities.

"We will continue to evaluate each project on its own merits, and relative to other potential uses of cash, to provide the best returns for our unitholders today and in the future," continued Ms. Fulton. "The Board retains significant flexibility with respect to future capital return decisions, and has not established a long-term distribution policy as we continue to perform the analysis and complete the steps required to effect a C-Corp conversion in the future."

Any decision with respect to distribution amounts will be made by the Partnership’s Board of Directors on a quarterly basis, subject to company performance and market conditions. The evaluation of corporate structure transactions is subject to significant uncertainties, including general industry and market conditions. The Partnership has from time to time considered a number of potential corporate structure changes, such as corporate conversion. It is not possible, at this time, to determine whether or not any form of a corporate structure change may be consummated or to define the timing of such a transaction. Any such corporate structure change may require approval of the Partnership’s unitholders.

Non-GAAP Financial Measures

This news release includes the non-GAAP financial measure of EBITDA and Adjusted EBITDA which may be used periodically by management when discussing our financial results with investors and analysts. We define EBITDA as net income plus depreciation, depletion and amortization and interest expense, net of interest income. We define Adjusted EBITDA as EBITDA, adjusted for any non-cash impairments of long-lived assets and goodwill, and earnings (loss) from equity method investments and loss on extinguishment of debt. EBITDA and Adjusted EBITDA are presented as management believes the data provides a measure of operating performance that is unaffected by historical cost basis and provides additional information and metrics relative to the performance of our business.

The following table provides a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America ("GAAP").

	Three Months Ended
	September 30, 2018
(Amounts in millions)	Low	High
Revenue	$210.0	$215.0
Net income	25.0	27.0
Depreciation, depletion and amortization	11.5	11.5
Interest expense	8.0	8.0
EBITDA	44.5	46.5
Earnings from equity method investment	(1.7)	(1.7)
Loss on extinguishment of debt	6.2	6.2
Adjusted EBITDA	49.0	51.0
Less: Cash paid for interest	(7.6)	(7.6)
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement	(4.9)	(4.9)
Add: Accretion of asset retirement obligation (ARO)	0.1	0.1
Add: Unit based compensation	1.9	1.9
Distributable cash flow	$38.5	$40.5

Distributions to Foreign Investors

The declaration of the distribution is intended to be a qualified notice to nominees under Treasury Regulation Section 1.1446-4(b), with 100% of the Partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

About Hi-Crush

Hi-Crush is a fully integrated, strategic provider of proppant and logistics solutions to the North American petroleum industry. We own and operate multiple frac sand mining facilities and in-basin terminals, and provide mine-to-wellsite logistics services that optimize proppant supply to customers in all major basins. Our PropStream™ service, offering both container- and silo-based wellsite delivery and storage systems, provides the highest level of flexibility, safety and efficiency in managing the full scope and value of the proppant supply chain.  Visit HiCrush.com.

Forward-Looking Statements

Some of the information in this news release may contain forward-looking statements. Forward-looking statements give our current expectations, and contain projections of results of operations or of financial condition, or forecasts of future events. Words such as "may," "assume," "forecast," "position," "predict," "strategy," "expect," "intend," "plan," "estimate," "anticipate," "could," "believe," "project," "budget," "potential," or "continue," and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Hi-Crush’s reports filed with the Securities and Exchange Commission (the "SEC"), including those described under 1A of Hi-Crush’s Form 10-K for the year ended December 31, 2017 and any subsequently filed 10-Q. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the risk factors in our reports filed with the SEC or the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward looking statements include: the volume of frac sand we are able to sell; the price at which we are able to sell frac sand; the outcome of any pending litigation; changes in the price and availability of natural gas or electricity; changes in prevailing economic conditions; and difficulty collecting receivables. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Hi-Crush’s forward-looking statements speak only as of the date made and Hi-Crush undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor contact:
Caldwell Bailey, Lead Investor Relations Analyst
ir@hicrush.com
(713) 980-6270
Marc Silverberg, ICR